THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                 Three Months Ended
                                                                     March 31,                   Years Ended December 31,
                                                                 ------------------ ------------------------------------------------
                                                                   1997     1996      1996       1995       1994      1993     1992
                                                                  ------   ------   --------   --------    ------    ------   ------
Net Income                                                        $ 70.1   $ 59.8   $  260.1   $  225.3    $201.1    $182.3   $162.3
Provision for income taxes                                          40.7     37.1      155.7      139.8     123.9     128.5    105.3
Extraordinary item - loss on early extinguishment of debt,
     net of income tax benefit                                       --       --         --         --        --        --       4.2
                                                                  ------   ------   --------   --------    ------    ------   ------
Earnings before provision for income taxes                         110.8     96.9      415.8      365.1     325.0     310.8    271.9
                                                                  ------   ------   --------   --------    ------    ------   ------
Fixed Charges:
      Interest and debt expenses on indebtedness                   223.1    207.2      848.3      831.5     614.0     508.0    552.0
      Interest factor-one third of rentals on real and personal
        properties                                                   2.1      1.9        8.1        7.9       7.9       8.0      8.3
      Minority interest in subsidiary trust holding solely
        debentures of the company                                    1.9      --         --         --        --        --       --
                                                                  ------   ------   --------   --------    ------    ------   ------
Total fixed charges                                                227.1    209.1      856.4      839.4     621.9     516.0    560.3
                                                                  ------   ------   --------   --------    ------    ------   ------
          Total earnings before provisions for income taxes and
             fixed charges                                        $337.9   $306.0   $1,272.2   $1,204.5    $946.9    $826.8   $832.1
                                                                  ======   ======   ========   ========    ======    ======   ======

Ratio of Earnings to Fixed Charges                                  1.49     1.46       1.49       1.44      1.52      1.60     1.49
